UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2006

SeaBright Insurance Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51124	56-2393241
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2101 4th Avenue, Suite 1600
Seattle, Washington 98121
(Address of principal executive offices, including zip code)

206-269-8500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

         On March 17, 2006, the Compensation Committee of the Board of Directors (the “Board”) of SeaBright Insurance Holdings, Inc. (the “Company”) approved, with respect to the fiscal year ended December 31, 2005 and pursuant to the terms of the Company’s 2005 Long-Term Equity Incentive Plan, the grants of restricted stock and stock options to executive officers, including to its Chief Executive Officer (the “CEO”) and the four most highly compensated executive officers other than the CEO who were serving as executive officers at the end of the Company’s 2005 fiscal year. The CEO and such other executive officers are referred to as the “Named Executive Officers.” Each restricted stock grant will be subject to three-year cliff vesting. Each stock option grant will vest ratably over a four-year period and will have an exercise price equal to the closing price of the Company's common stock on the date of grant, as reported on the Nasdaq National Market. In the event of a change in control of the Company or upon the death or disability of the participant, all restrictions relating to all outstanding restricted stock grants will lapse and all stock option grants will become fully vested and exercisable. The following table sets forth the restricted stock and stock option grants which were made to the Named Executive Officers:
	Restricted Stock Grant	Stock Option Grant
John G. Pasqualetto	75,000	25,000
Richard J. Gergasko	37,500	12,500
Joseph S. De Vita	37,500	12,500
Richard W. Seelinger	12,000	4,000
D. Drue Wax	11,250	3,725

         Additional information regarding the compensation of the Named Executive Officers will be set forth in our proxy statement for the 2006 annual meeting of stockholders, to be filed with the Commission pursuant to Regulation 14A not later than 120 days after December 31, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEABRIGHT INSURANCE HOLDINGS, INC.
By:	/s/ Joseph S. De Vita
Joseph S. De Vita
Senior Vice President, Chief Financial Officer and Assistant Secretary

March 23, 2006